UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

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WILSON BANK HOLDING COMPANY
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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March 10, 2017

To Our Shareholders:

Record-setting profits helped make 2016 a successful, memorable year for Wilson Bank Holding Company, as you’ll find documented in the attached report.

Net earnings for 2016 were $25.63 million, up $1.770 million from 2015. Earnings per share in 2016 increased to $2.49 from $2.35 in 2015. Your stock’s book value increased $1.81 per share for the year, and based on recently-reported trades the current market value is $41.75, up $4.13 from the split-adjusted value on December 31, 2015. Our return on assets and return on equity for 2016 were 1.21 percent and 10.80 percent, respectively. Shareholder equity reached a record $245 million, allowing for larger loans and a strong growth plan.

Also attesting to Wilson Bank & Trust’s continued development over the past year were recognition from some respected sources, and the implementation and initiation of some major improvement projects. Most recently, our focus on investing in our bank’s future has been evident in the construction of a 67,000-square-foot Operations Center near the Main Office in Lebanon, and with the introduction of a tech-based branch concept at our new Highway 96 office in Murfreesboro.

If you have access to our shareholder portal, please note that you can vote your proxy via the portal rather than returning by mail. If you need assistance with the portal, please contact Kayla Hawkins (615) 443-5901 or April McCullough at (615) 547-5390.

We encourage you to vote by proxy, and we hope to see you at our Shareholder Meeting on Tuesday, April 11, 2017, at 7 p.m. Thank you for your continued investment in Wilson Bank Holding Company during an exciting time in our history.

Sincerely,

WILSON BANK HOLDING COMPANY

Randall Clemons                    Jimmy Comer
President/CEO                        Chairman

WILSON BANK HOLDING COMPANY
LEBANON, TENNESSEE
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Wilson Bank Holding Company:

The Annual Meeting of Shareholders (the “Annual Meeting”) of Wilson Bank Holding Company (the “Company”) will be held on Tuesday, April 11, 2017 at 7:00 p.m. (CDT) at the main office of the Company, located at 623 West Main Street, Lebanon, Tennessee 37087, for the following purposes:

(1)To elect three (3) Class I directors to hold office for a term of three (3) years and one (1) Class III director to hold office for a term of two (2) years and in each case until their successors are duly elected and qualified;
(2)To ratify the appointment of Maggart & Associates, P.C. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017;
(3)To hold an advisory vote on the Company's executive compensation programs and practices;
(4)To hold an advisory vote on how frequently (annually, every other year or every three years) the Company will hold future advisory votes on the Company's executive compensation programs and practices; and
(5)To transact such other business as may properly come before the Annual Meeting or any adjournment(s) thereof.

Only shareholders of record at the close of business on February 6, 2017 are entitled to notice of and to vote at the Annual Meeting or any adjournment(s) thereof.

Your attention is directed to the Proxy Statement accompanying this Notice for a more complete statement regarding the matters proposed to be acted upon at the Annual Meeting.

By Order of the Board of Directors,

J. Anthony Patton, Secretary

March 10, 2017

YOUR REPRESENTATION AT THE ANNUAL MEETING IS IMPORTANT. TO ENSURE YOUR REPRESENTATION, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY. SHOULD YOU SUBSEQUENTLY DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AS PROVIDED IN THE ACCOMPANYING PROXY STATEMENT AT ANY TIME BEFORE IT IS VOTED.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS
Important Notice Regarding the Availability of Proxy Materials for the
Annual Shareholder Meeting to be Held on April 11, 2017

Pursuant to rules promulgated by the Securities and Exchange Commission, we have elected to provide access to these proxy statement materials (which includes this proxy statement, a proxy card and our 2016 Annual Report) both by sending you this full set of proxy statement materials, including a proxy card, and by notifying you of the availability of such materials on the Internet.

This proxy statement, the Company’s 2016 Annual Report and a proxy card are available at: www.wilsonbank.com.

The Annual Meeting of Shareholders will be held April 11, 2017 at 7:00 p.m. (CDT) at the Company’s main office, 623 West Main Street, Lebanon, Tennessee 37087. In order to obtain directions to attend the Annual Meeting of Shareholders, please call 615-444-2265. The proposals to be voted upon at the Annual Meeting of Shareholders (each, a “Proposal”), all of which are more completely set forth in this proxy statement, are as follows:

(1)
To elect three (3) Class I directors to hold office for a term of three (3) years and one (1) Class III director to hold officer for a term of two (2) years and in each case until their successors are duly elected and qualified;

(2)	To ratify the appointment of Maggart & Associates, P.C. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017;

(3)	To hold an advisory vote on the Company’s executive compensation programs and practices;

(4)
To hold an advisory vote on how frequently (annually, every other year or every three years) the Company will hold future advisory votes on the Company’s executive compensation programs and practices; and

(5)	To transact such other business as may properly come before the Annual Meeting or any adjournment(s) thereof.

Our Board of Directors recommends that you vote FOR the approval of Proposal #1, Proposal #2, and Proposal #3 and for the frequency of every three years for Proposal #4.

WILSON BANK HOLDING COMPANY LEBANON, TENNESSEE
PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Wilson Bank Holding Company (the “Company”) of proxies for the Annual Meeting of Shareholders of the Company (the “Annual Meeting”) to be held on Tuesday, April 11, 2017, at the Company’s main office, 623 West Main Street, Lebanon, Tennessee 37087, at 7:00 p.m. (CDT). This proxy material was first mailed to shareholders on or about March 10, 2017.

All valid proxies which are received will be voted in accordance with the recommendations of the Board of Directors unless otherwise specified thereon and will be voted “For” election of the director nominees set out below, “For” the ratification of Maggart & Associates, P.C. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017, “For” the advisory vote on the Company’s executive compensation programs and practices and for the frequency of every three years for the advisory vote on how frequently the Company will hold future advisory votes on the Company’s executive compensation programs and practices. A proxy may be revoked by a shareholder at any time prior to its use by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

Only holders of record of the Company’s common stock (the “Common Stock”) at the close of business on February 6, 2017 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. As of the Record Date, the Company had 10,380,139 shares of Common Stock issued and outstanding, the holders of which are entitled to one (1) vote for each share held on each of the matters to be voted upon at the Annual Meeting. The representation in person or by proxy of at least a majority of the outstanding shares entitled to vote is necessary to provide a quorum at the meeting. The director nominees shall be elected by a plurality of the votes cast in the election by the holders of Common Stock represented and entitled to vote at the Annual Meeting. The approval of the ratification of Maggart & Associates, P.C. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017, the advisory vote on the Company’s executive compensation programs and practices, and any other matters submitted to the shareholders but not proposed in this Proxy Statement will be approved if the number of shares of Common Stock voted in favor of the Proposal exceeds the number of shares of Common Stock voted against it. For the proposal regarding the frequency of future advisory votes on executive compensation, the alternative receiving the greatest number of votes - every year, every other year, every three years - will be the frequency that shareholders approve. The Board of Directors of the Company does not know of any other matters which will be presented for action at the Annual Meeting other than those proposed in this Proxy Statement, but the persons named in the proxy (who are officers or directors of the Company) intend to vote or act with respect to any other proposal which may be presented for action according to their best judgment. Abstentions and “non-votes” are accounted as “present” in determining whether a quorum is present. A “non-vote” occurs when a nominee holding shares for a beneficial owner votes on one (1) proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Pursuant to the rules of the New York Stock Exchange (the “NYSE”), if you hold your shares in “street name” through a broker or other nominee and your broker does not receive instructions from you, your broker will not be able to vote your shares in the election of directors, resulting in a broker non-vote. So long as a quorum is present, a “non-vote” or abstention will have no effect on the approval of the nominees to the Company’s board of directors, the approval of the ratification of Maggart & Associates, P.C. as the Company’s independent registered public accounting firm, the advisory vote on the Company’s executive compensation programs and practices, the advisory vote on how frequently the Company will hold future advisory votes on the Company’s executive compensation programs and practices, or on approval of any other proposal that properly comes before the Annual Meeting.

The cost of solicitation of proxies will be borne by the Company, including expenses in connection with preparing, assembling, and mailing this Proxy Statement. Such solicitation will be made by mail, and may also be made by the Company’s directors, officers or employees personally or by telephone or other form of electronic communication. The Company may reimburse brokers, custodians and nominees for their expenses in sending proxies and proxy materials to beneficial owners.

Wilson Bank and Trust (the “Bank”) is located in Lebanon, Tennessee and is a wholly-owned subsidiary of the Company. The Bank is the only subsidiary of the Company.

STOCK OWNERSHIP

There are no persons who are the beneficial owners of more than 5% of the Company’s Common Stock, its only class of voting securities.

The following table sets forth information regarding the beneficial ownership of the Company’s Common Stock as of February 6, 2017 (unless otherwise noted), for:

•	each of our directors and nominees;

•	each of our executive officers named in the Summary Compensation Table (the “Named Executive Officers”); and

•	all of our directors and executive officers as a group.

The percentages of shares outstanding provided in the table are based on 10,380,139 voting shares outstanding as of February 6, 2017. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”) and generally includes voting or investment power with respect to securities. Unless otherwise indicated, each person or entity named in the table below has sole voting and investment power, or shares voting and investment power with his or her spouse, children or other dependents, with respect to all shares of stock listed as owned by that person. The number of shares shown does not include the interest of certain persons in shares held by family members in their own right. Shares issuable upon exercise of options that are exercisable within sixty (60) days of February 6, 2017 are considered outstanding for the purpose of calculating the percentage of outstanding shares of Company Common Stock held by the individual, but not for the purpose of calculating the percentage of outstanding shares held by any other individual.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)	Percent of Class (%)
Directors:
Charles Bell	161,824 (3)	1.56%
Jack W. Bell	95,478 (4)	0.92%
J. Randall Clemons (5)	161,179 (6)	1.55%
James F. Comer	24,788 (7)	.24%
Robert H. Goodall, Jr.	9,777.10%
Jerry L. Franklin	93,597.90%
John B. Freeman	38,779.37%
William P. Jordan	23,568(8)	.23%
James Anthony Patton	30,293.29%
H. Elmer Richerson (5)	77,951 (9)	.75%

Named Executive Officers:
Gary Whitaker	30,477(10)	.29%
John C. McDearman III	6,727 (11)	.07%
Lisa Pominski	15,283 (12)	.15%

Executive Officers and Directors as a group (14 persons)	762,320 (13)	7.35%
__________________

(1)	The address for each of the directors and executive officers set forth in the table above is 623 West Main Street, Lebanon, Tennessee 37087.

(2)	Each person has sole voting and investment power with respect to the shares listed unless otherwise indicated.

(3)	Includes 72,124 held by Mr. C. Bell’s wife.

(4)	Includes 14,579 shares held by or on behalf of Mr. J. Bell’s children and 54,715 shares that are pledged.

(5)	Messrs. Clemons and Richerson are also Named Executive Officers.

(6)
Includes 9,065 shares held by Mr. Clemons’ wife, 57,208 shares held by the Clemons Family Limited Partnership and 800 shares issuable upon exercise of options granted under the Company’s 2009 Stock Option Plan.

(7)	Includes 4,282 shares held by or on behalf of Mr. Comer’s children and/or other dependents and 9,448 shares that are pledged.

(8)	Includes 11,115 shares held by the Jordan Family Trust and 110 shares held by the Jordan Irrevocable Trust.

(9)	Includes 1,133 shares held by Mr. Richerson’s wife, 6,010 shares that are pledged, and 267 shares issuable upon exercise of options granted under the Company’s 2009 Stock Option Plan.

(10)	Includes 133 shares issuable upon exercise of options granted under the Company’s 2009 Stock Option Plan and 2,191 shares that are pledged.

(11)	Includes 667 shares issuable upon exercise of options granted under the Company’s 2009 Stock Option Plan and 4,164 shares that are pledged.

(12)	Includes 2,649 shares held by Ms. Pominski’s husband, 133 shares that are issuable upon exercise of options granted under 2009 Stock Option Plan, and 1,541 shares that are pledged.

(13)	Includes 2,967 shares that are issuable upon exercise of options granted under the Company’s 2009 Stock Option Plan.

PROPOSAL 1 — ELECTION OF DIRECTORS

The Board of Directors of the Company currently consists of nine (9) members. The Company’s bylaws provide for a minimum of five (5) and maximum of fifteen (15) directors, the exact number to be set by the Company’s Board of Directors. The Company’s charter provides that the Board of Directors shall be divided into three (3) classes, each class to be as nearly equal in number as possible. On January 30, 2017, the Board of Directors increased the size of the board and recommended and approved the nomination of Robert H. Goodall, Jr. as a Class III director. The terms of three (3) Class I directors expire at the Annual Meeting. These directors are J. Randall Clemons, William P. Jordan, and James Anthony Patton. The nomination of each of J. Randall Clemons, William P. Jordan, and James Anthony Patton has been approved by the Company’s Board of Directors.

Unless contrary instructions are received, the enclosed proxy will be voted in favor of the election as directors of the nominees listed below. Each nominee has consented to be a candidate and to serve, if elected. Other than Mr. Goodall, all the nominees currently are serving as directors of the Company. While the Company’s Board of Directors has no reason to believe that any nominee will be unable to accept nomination or election as a director, if such event should occur, proxies will be voted with discretionary authority for a substitute or substitutes who will be designated by the Company’s current Board of Directors.

Information Concerning Nominees

The following table contains certain information concerning the nominees and continuing directors, which information has been furnished to the Company by the individuals named below:

Class I Directors (Nominees for Election to the Board: Term to Expire at the 2020 Annual Meeting of Shareholders)
Name(1)	Age	Director Since	Current Position; Prior Business Experience
J. Randall Clemons	64	1987	Director; President and Chief Executive Officer of the Company (since 1992); Director and Chief Executive Officer of the Bank (since 1987); Chairman of the Bank’s Board of Directors (since 2002)
William P. Jordan(5)	52	2014	Director: Real Estate Investor and farming operation partner
James Anthony Patton	56	1987	Director; Salesman - Mid Tenn Technologies (since 2003); Salesman and Director of Business Development - Remar Inc. (since 2011)
Class III Directors (Nominee for Election to the Board; Term to Expire at the 2019 Annual Meeting of Shareholders)
Name(1)	Age	Director Since	Current Position; Prior Business Experience
Robert H. Goodall, Jr.	56	2017	Proposed Director; Homebuilder - Goodall Homes (since 2016) owner and president, Goodall Homes (1990 - 2016)
Class II Director (Continuing Directors until 2018 Annual Meeting of Shareholders)
Name(1)	Age	Director Since	Current Position; Prior Business Experience
Charles Bell (2)(4)	78	1993	Director; Owner - Horn Springs Angus Farm, Consultant (since 1995) and President (until 1995) - Lebanon Aluminum Products, Inc.
Jack W. Bell (3)(4)	58	1987	Director; Owner - Jack W. Bell Builders, Inc. (since 1994); Vice President of Operations - Lebanon Aluminum Products, Inc. (until 1995)
H. Elmer Richerson	64	1998	Director; Executive Vice President of the Company (since 1992); President of the Bank (since 2002); Executive Vice President of the Bank (1994-2002); Vice President of the Bank (1989-1994)
Class III Directors (Continuing Directors until 2019 Annual Meeting of Shareholders)
Name(1)	Age	Director Since	Current Position; Prior Business Experience
James F. Comer (2)	58	1996	Director; Owner/President - Comerica Enterprises, Inc. (since 2006); Vice President - Lending and Account Executive of Farm Credit Services of America (1980-1995)
Jerry L. Franklin	79	1987	Director; Retired Businessman; Franchisee Owner of Ponderosa Restaurants (until 2008)
John B. Freeman	79	1987	Director; Retired Businessman; Chairman - Auto Parts and Service Company, Inc. (until 2000)
_____________________________

(1)	All directors serve on the Boards of Directors of the Company and the Bank.

(2)	Messrs. C. Bell and Comer serve on the Advisory Board of Directors of the Smith County branches of the Bank.

(3)	Mr. J. Bell serves on the Advisory Board of Directors of the DeKalb County branches of the Bank.

(4)	Charles Bell is the father of Jack W. Bell.

(5)	Mr. Jordan serves on the Advisory Board of the Rutherford County branches of the Bank.

Director Qualifications

The information describing the current position and prior business experience of each of the nominees and continuing directors above and below contains information regarding the person’s service as a director, business experience, director positions held currently or at any time during the last five (5) years for any company whose shares are registered with the SEC and the experiences, qualifications, attributes or skills that caused the Board of Directors to determine that the person should serve as a director for the Company.

Mr. J. Bell has extensive real estate construction and development experience as the owner of a building enterprise that engages in residential and commercial construction in the Company’s market areas.

Mr. Jordan has extensive experience in the real estate industry as a real estate investor in Middle Tennessee. He is also involved in a number of community and public service activities in the Company’s market area.

Mr. Richerson has extensive experience as a banker in the Company’s market area and is a community leader that is actively involved in a number of community activities. His extensive knowledge of the Bank’s history and his involvement in the day to day operations of the Bank allow him to provide the Board of Directors with company-specific experience and expertise.

Mr. Comer has extensive agricultural expertise having been involved in agricultural-related professions for over 20 years. He also has extensive experience in making loans and other extensions of credit to agricultural borrowers in the Company’s market area.

Mr. Franklin has extensive experience in the restaurant industry, having been the owner of a number of restaurants in the communities served by the Company. He is also actively involved in a number of community activities in the Company’s market area.

Mr. Freeman has extensive experience as a small business owner in the communities that the Company serves and has previously served as a director of another financial institution in the Company’s market.

Mr. C. Bell has extensive experience as a small business owner of a manufacturing business in the Company’s market area as well as expertise in agricultural matters similar to those customers of the Company involved in agricultural related businesses and has previously served as a director of another financial institution in the Company's market.

Mr. Clemons has extensive experience as a banker in the Company’s market area and is a community leader that is actively involved in a number of community activities. He is able to provide insight to the Board of Directors on the factors that impact the Company and the communities the Company serves and his day to day management of the Bank allows him to provide the Board of Directors with company-specific experience and expertise.

Mr. J. A. Patton is a Director of Business Development and a member of the Board of Directors of Hospital Solutions for Remar, Inc. and is responsible for securing contracts with the medical industry. His experience as an employee of that company gives him knowledge of board functions and financials that allows him to offer insight to the Board of Directors on a wide range of matters impacting the Company’s operations.

Mr. Goodall is a homebuilder for Goodall Homes and from 1990 to 2016, when he sold Goodall Homes, was the President and owner of Goodall Homes. His experience as a builder and real estate investor in the Company’s market areas and in other communities gives him knowledge of the real estate and construction operations of many of the Company’s clients that allows him to provide insight to the Board of Directors in the lending area as well as the Company’s operations.

Director Independence

The Board of Directors has determined that each of the following directors is an “independent director” within the meaning of the listing standards of the NYSE:

James F. Comer;            Robert H. Goodall, Jr.;
John B. Freeman;            William P. Jordan; and
Jerry L. Franklin;            James Anthony Patton

Description of the Board and Committees of the Board

The Company does not have an executive compensation or nominating committee. The Board of Directors of the Company also serves as the Board of Directors of the Bank. The Board of Directors of the Company and the Board of Directors of the Bank, based upon recommendations by the Personnel Committee of the Board of Directors of the Bank, establish general compensation policies and programs for the Company and the Bank and determine annually the compensation to be paid to Company and Bank employees, including their respective executive officers. The Board of Directors does not believe it is necessary to have a nominating committee because the Boards of Directors of the Company and the Bank work together to develop general criteria concerning the qualifications, recommendations and selection of directors and officers of the Company and the Bank, including considering recommendations made for such positions by shareholders of the Company. All of the Company’s directors participate in the consideration of director nominees.

Each potential director nominee is evaluated on the same basis regardless of whether he or she is recommended by management, a director or a shareholder. The Board of Directors has not adopted a policy with respect to minimum qualifications for directors, nor has the Board of Directors adopted a formal diversity policy for nominees. Rather, the Board of Directors annually reviews and determines the specific qualifications and skills that one or more directors must possess in the context of the then current needs of the Board of Directors with respect to experience, expertise and age. In making recommendations for nominees to the Board of Directors, the Board of Directors seeks to include directors who, when taken together with the other nominees and continuing directors, will create a Board of Directors that offers a diversity of education, professional experience, background, age, perspective, viewpoints and skill. Each of the nominees for director to be elected at the Annual Meeting was nominated and recommended by the Board of Directors.

The Company has not received director nominee recommendations from any shareholders for the terms of any directors whose terms expire at the Annual Meeting commencing in 2017 and expiring in 2020. The Board of Directors will consider nominees recommended by shareholders, provided that such recommendations are submitted to the Board of Directors in writing, describe the reasons why the shareholder finds the recommended person to be a qualified candidate and comply with the requirements of the Company’s Bylaws.

The Board of Directors of the Company has no standing committees. The Board of Directors of the Bank has eight standing committees consisting of the Audit, Executive, Personnel, Finance, Marketing, Building, Investment, and Data Processing Committee. The Chairman of the Board of Directors of the Company, Mr. James F. Comer is a member of all committees. The Chairman of the Board of Directors of the Bank, Mr. Clemons, and Mr. Richerson are also members of all of the committees with the exception that Mr. Clemons and Mr. Richerson are not members of the Personnel Committee or the Audit Committee. The members of each committee are generally appointed in May of each year and serve until the following May. Therefore, the committee members identified below may not have been on each identified committee for the entire 2016 fiscal year. Unless otherwise provided below, the members identified below are the current members of the applicable committees.

Audit Committee. The Company does not have a separately-designated standing audit committee. The Bank, however, does have a separately-designated standing audit committee, composed of Messrs. J.A. Patton, Franklin, and Jordan, with Mr. J.A. Patton serving as the committee’s Chairman. The Audit Committee reviews annual and interim reports of the independent auditors and provides advice and assistance regarding the accounting, auditing and financial reporting practices of the Company and the Bank. The Audit Committee operates pursuant to the terms of a charter which was adopted by the Board of Directors in December 2004 and amended in February 2009 (the “Audit Committee Charter”). A copy of the Audit Committee Charter is not available on the Company’s website, but was provided as an appendix to the Company’s proxy statement for the 2016 Annual Meeting of Shareholders. All of the Audit Committee’s members are independent under the current listing standards of the NYSE. While the Board of Directors believes that certain of its audit committee members are financially literate and have a level of financial sophistication necessary to serve on the Audit Committee, it has determined that the Company does not have an “audit committee financial expert” as defined by the SEC’s rules and regulations serving on the Audit Committee. The Board of Directors further believes that the current members of the Company’s Board of Directors provide a breadth of experience and level of community relationships that are important to the Company and that the Company does not believe that it could attract an additional director that meets the requirements of an “audit committee financial expert” who also has those similar relationships. In making its determination, the Board of Directors particularly considered the size and nature of the Company’s business and the importance of the directors’ knowledge of the local communities served by the Bank. The Audit Committee held five (5) meetings during 2016.

Executive Committee. The Executive Committee is composed of Messrs. C. Bell, Franklin, J. Bell, and Patton, with Mr. Franklin serving as the committee’s Chairman. The Executive Committee reviews corporate activities of the Company and the Bank, makes recommendations to the Board of Directors of the Company and the Bank on their respective policy matters and makes executive decisions on matters that do not require a meeting of the full Board of Directors. The Executive Committee held twelve (12) meetings during 2016.

Personnel Committee. The Personnel Committee is composed of Messrs. Franklin, Jordan, and Patton, with Mr. Patton serving as the committee’s Chairman. The Personnel Committee considers and recommends to the Board of Directors of the Bank the compensation of the Bank’s personnel, including the Named Executive Officers. This committee, all of the members of which are independent under the listing standards of the NYSE, held six (6) meetings during 2016. This Committee does not have a written charter. Compensation decisions for the Company’s executive officers, including its Named Executive Officers, are made by the Board of Directors of the Company upon recommendation of the Personnel Committee. Each of Mr. Clemons and Mr. Richerson abstains from voting on his compensation when approved by the Board of Directors.

The agenda for meetings of the Personnel Committee is determined by its Chairman with the assistance of the Bank’s HR Director and the Company’s Chief Executive Officer. Personnel Committee meetings are regularly attended by the Chairman of the Board, the Chief Executive Officer and the Chief Human Resources Officer. When considering the compensation of Mr. Clemons and Mr. Richerson, the Personnel Committee meets in executive session without Mr. Clemons’s or Mr. Richerson’s participation. The Personnel Committee’s Chairman reports the committee’s recommendations on executive compensation to the Board of Directors of the Bank and the Company. The Bank’s human resources and accounting departments support the Personnel Committee in its duties and may be delegated authority to fulfill certain administrative duties regarding the compensation programs.

Finance Committee. The Finance Committee functions as the credit review board of the Bank. This committee reviews loan applications meeting certain criteria and approves those found creditworthy. In addition, this committee reviews all loans that are funded. The committee is comprised of Messrs. C. Bell, J. Bell, Franklin, Freeman, Jordan, Patton, and Comer, with Mr. Comer serving as the committee’s Chairman. The Finance Committee held twelve (12) meetings during 2016.

Marketing Committee. The Marketing Committee is composed of Messrs. C. Bell, Freeman, Franklin, and J. Bell, with Mr. J. Bell serving as the committee’s Chairman. The Marketing Committee recommends the direction of the marketing efforts of the Company and the Bank. This committee held four (4) meetings during 2016.

Building Committee. The Building Committee is composed of Messrs. Freeman, Jordan, and Patton, with Mr. Freeman serving as the committee’s Chairman. This committee makes recommendations to the Company’s and the Bank’s Boards of Directors on the immediate and future building needs of the Company and the Bank. This committee held four (4) meetings during 2016.

Investment Committee. The Investment Committee is composed of Messrs. Freeman, Patton and C. Bell, with Mr. C. Bell serving as the committee’s Chairman. The Investment Committee reviews and directs the investment portfolio of the Bank. This committee held four (4) meetings during 2016.

Data Processing Committee. The Data Processing Committee is composed of Messrs. J. Bell, Patton, Franklin and Jordan, with Mr. J. Bell serving as the committee’s Chairman. The Data Processing Committee reviews the computer hardware and software needs of the Company and the Bank and makes recommendations regarding purchases thereof to the respective Boards of Directors. This committee held four (4) meetings during 2016.

During the fiscal year ended December 31, 2016, the Board of Directors of the Company held sixteen (16) meetings with the Board of Directors of the Bank also meeting fifteen (15) times. Each director attended at least 99% of the aggregate number of meetings of both the Bank’s and the Company’s Boards of Directors and the committees on which such director served. The Company encourages each member of the Board of Directors to attend the Annual Meeting of Shareholders, and all of the Company’s directors attended the 2016 Annual Meeting of Shareholders.

The Company’s Board of Directors has established procedures for the Company’s shareholders to communicate with members of the Board of Directors. Shareholders may communicate with any of the members of the Company’s or the Bank’s Board of Directors, including the chairperson of any of the committees of the Board of Directors, by writing to a director c/o Wilson Bank Holding Company, 623 West Main Street, Lebanon, Tennessee 37087.

Board Leadership Structure. The Company separates the roles of Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles. The Chief Executive Officer is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while the Chairman of the Board provides guidance to the Chief Executive Officer, sets the agenda for Board meetings and presides over meetings of the full Board.

Board’s Role in Risk Oversight. While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the Board of Directors assist the Board of Directors in fulfilling its oversight responsibilities in certain areas of risk. In particular, the Audit Committee focuses on financial and enterprise risk exposures, including internal controls, and discusses with management, the internal auditors and the independent registered public accountants, the Company’s policies with respect to risk assessment and risk management, including risks related to fraud, liquidity, cyber security, credit operations and regulatory compliance. The Audit Committee also assists the Board of Directors in fulfilling its duties and oversight responsibilities relating to the Company’s or the Bank’s compliance and ethics programs, including compliance with legal and regulatory requirements.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors and persons who beneficially own more than ten percent (10%) of the Common Stock to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten percent (10%) beneficial owners are required by federal securities regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on the Company’s review of the copies of such forms and written representations from certain reporting persons furnished to the Company, the Company believes that its officers, directors and greater than ten percent (10%) beneficial owners, if any, were in compliance with all applicable Section 16(a) filing requirements in the 2016 fiscal year.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NOMINEES LISTED ABOVE.

PROPOSAL 2 — RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Board of Directors of the Company, as recommended and approved by the Audit Committee, is recommending to the shareholders the ratification of the appointment of the accounting firm of Maggart & Associates, P.C. to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017. Maggart & Associates, P.C. has served in this capacity for the Company since 1987. A representative of Maggart & Associates, P.C. is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she so desires, and is expected to be available to respond to appropriate questions.

During the fiscal years ended December 31, 2016 and December 31, 2015, the Company incurred the following fees for services provided by Maggart & Associates, P.C.:

	2016	2015

Audit Fees:(a)	$283,084	$244,318
Audit-Related Fees:(b)	$39,315	$43,466
Tax Fees:(c)	$7,566	$10,556

Other Fees:	$—	$—

_____________________________

(a)
Includes fees related to the annual independent audit of the Company’s financial statements, reviews of the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q and fees related to the audit of the effectiveness of the Company’s internal control over financial reporting, as required by Section 404 of the Sarbanes Oxley Act of 2002.

(b)
Includes fees related to the audit of the Company’s 401(k) plan, the Bank’s U.S. Department of Housing and Urban Development audit, asset liability review, and the audit of the Bank’s investment center.

(c)	Includes fees related to the preparation of the Company’s tax returns and other tax-related assistance.

The Audit Committee considered these fees and concluded that the performance of these services was consistent with Maggart & Associates, P.C.’s independence.

The Audit Committee also has adopted a formal policy concerning approval of audit and non-audit services to be provided by the independent auditor to the Company. The policy requires that all services Maggart & Associates, P.C., the Company’s independent auditor, may provide to the Company, including audit services and permitted audit-related and non-audit services, be pre-approved by the Audit Committee. The Audit Committee pre-approved all audit and non-audit services provided by Maggart & Associates, P.C. during fiscal 2016.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF MAGGART & ASSOCIATES, P.C. AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2017.

PROPOSAL 3 - APPROVAL OF A NON-BINDING ADVISORY VOTE ON
EXECUTIVE COMPENSATION

        At our 2014 Annual Meeting of Shareholders, we held our triennial shareholder advisory vote on the compensation of our Named Executive Officers in accordance with Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and the implementing regulations proposed by the SEC thereunder. The Company again, at the Annual Meeting, seeks your non-binding advisory vote and asks that you support the compensation of our Named Executive Officers as disclosed in the Compensation Discussion and Analysis (“CD&A”) section and the accompanying compensation tables and narrative discussion contained in this Proxy Statement. Because your vote is advisory, it will not be binding on the Board of Directors or the Company. However, the Board of Directors will review the voting results and take them into consideration when making future decisions regarding executive compensation for our Named Executive Officers. We urge you to read the CD&A and other sections of this Proxy Statement for additional details on our executive compensation, including our compensation philosophy and objectives and the 2016 compensation of our Named Executive Officers.

Shareholders are being asked to vote on adoption of the following resolution:

RESOLVED, that the shareholders of the Company approve, on an advisory and non-binding basis, the compensation of the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, in this Proxy Statement.

In voting to approve the above resolution, shareholders may vote for the resolution, against the resolution or abstain from voting. This matter will be decided by the affirmative vote of a majority of the votes cast at the Annual Meeting on this proposal. On this matter, broker non-votes and abstentions will have no effect on the outcome of this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE RESOLUTION.

PROPOSAL 4 - ADVISORY VOTE ON THE FREQUENCY OF ADVISORY VOTES ON
EXECUTIVE COMPENSATION

Section 951 of the Dodd-Frank Act and the implementing regulations proposed by the SEC thereunder require that at the first annual meeting of shareholders held on or after January 21, 2011 and not less frequently than once every six years thereafter the Company must hold an advisory vote on how frequently (annually, every other year or every three years) the Company will hold future advisory votes on the Company’s executive compensation programs and practices. At the Company’s 2011 Annual Meeting of Shareholders held on April 12, 2011, the Company’s shareholders voted for a frequency of every three years for future advisory votes on executive compensation. Based in part on such vote, the Board of Directors approved the holding of advisory votes on the Company’s compensation programs and practices every three years. Since it has been six years since the initial advisory vote on the frequency of future advisory votes on executive compensation, the Board of Directors again submits this advisory proposal to the Company’s shareholders in accordance with Section 951 of the Dodd-Frank Act. While this shareholder vote on executive compensation is an advisory vote that is not binding on the Company or the Board of Directors, the Company values the opinions of its shareholders and will consider the outcome of the vote when making future compensation decisions.

The Board of Directors welcomes the views of shareholders on executive compensation matters. The Board of Directors, however, does not believe that it is necessary to have the non-binding vote on executive compensation occur every year for the following reasons:

•
As described in the CD&A, the Company’s compensation programs are straightforward and do not tend to materially change from year to year. As such, the Company believes that an annual shareholder vote on executive compensation runs the risk of becoming a referendum in hindsight with respect to the amount of executive compensation paid in a particular year and is not likely to provide the Company or the Board of Directors with meaningful guidance as to whether the Company’s executive compensation programs and policies are generally appropriate and effective. The Company believes that determining whether executive compensation has been properly calibrated to Company performance is best viewed over a multi-year period rather than any single year, given that a single year can be impacted by various factors (difficulty in forecasting, changes in macro-economic environment, etc.), especially in times of highly volatile economic conditions.

•
Along the same lines, in the event that the Company was to receive an advisory vote disapproving of the Company’s compensation program for its Named Executive Officers, the Company and the Board of Directors would want to understand its shareholders’ views that led to such vote. The Company believes that it would take more than a year for the Company to understand and consider these concerns and any potential alternatives, to actually institute any warranted changes to the Company’s compensation programs, and for the Company and its shareholders to assess whether such changes were effective. The Company does not believe that it would be in the best interest of shareholders for the Company or the Board of Directors to respond to a negative advisory vote on executive compensation in a reactive or “knee-jerk” fashion.

As provided in the Dodd-Frank Act, this vote will not be binding on the Board of Directors and may not be construed as overruling a decision by the Board of Directors, creating or implying any change to the fiduciary duties of the Board of Directors or any additional fiduciary duty by the Board of Directors or restricting or limiting the ability of shareholders to make proposals for inclusion in proxy materials related to executive compensation.

In voting on the frequency of the non-binding say-on-pay resolution, shareholders may vote to have the vote occur every year, every other year or every three years or abstain from voting. The option which receives the most votes from shareholders will be deemed to be the option selected by shareholders. On this matter, abstentions and broker non-votes will have no effect on the outcome. If no voting specification is made on a properly returned or voted proxy card, the proxies named on the proxy card will vote for a frequency of THREE YEARS for future advisory votes regarding executive compensation.

THE BOARD OF DIRECTORS RECOMMENDS THAT SAHREHOLDERS VOTE TO HAVE THE NON-BINDING VOTE ON EXECUTIVE COMPENSATION OCCUR EVERY THREE YEARS.

PROPOSAL 5 - OTHER MATTERS

The Board of Directors is not aware of any other matters which may be brought before the Annual Meeting. However, if any matter other than the proposed matters properly comes before the meeting for action, proxies will be voted for such matters in accordance with the best judgment of the persons named as proxies.

AUDIT COMMITTEE REPORT FOR 2016

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors of the Company. Management has the primary responsibility for the financial statements and the reporting process. The Company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of the Company’s audited financial statements to generally accepted accounting principles.

In this context, the Audit Committee has reviewed and discussed with management and the Company’s independent registered public accounting firm the audited financial statements. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301. In addition, the Audit Committee has received from the Company’s independent registered public accounting firm the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and discussed with it, the firm’s independence from the Company and its management. The Audit Committee has considered whether the independent registered public accounting firm provision of non-audit services to the Company is compatible with maintaining the registered public accounting firm’s independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors, and the Company’s Board of Directors has approved, that the Company’s consolidated audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, for filing with the SEC.

         J. Anthony Patton, Chairman
          Jerry Franklin
          William P. Jordan

The foregoing report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

EXECUTIVE COMPENSATION

Risk Assessment of Compensation Policies

The Board of Directors of the Company and the Bank has reviewed the Company’s and the Bank’s compensation policies as generally applicable to their employees and believes that their policies do not encourage excessive and unnecessary risk taking, and that the level of risk that they do encourage is not reasonably likely to have a materially adverse effect on the Company or the Bank.

Compensation Discussion and Analysis

Compensation Policy and Philosophy. Decisions with respect to compensation of the Company’s and the Bank’s executive officers, including the Chief Executive Officer and the other Named Executive Officers, as identified in the Summary Compensation Table, for fiscal year 2016 were made by the Board of Directors of the Company and the Bank based upon recommendations by the Personnel Committee. Decisions regarding the non-equity compensation of the Company’s and the Bank’s executive officers that are not Named Executive Officers are made by the Chief Executive Officer in consultation with such officer’s supervisor. For these officers, the Chief Executive Officer is responsible for establishing the framework for how these individuals are compensated. The components of compensation of executive officers consist of a base salary, an annual cash incentive, amounts contributed (and earnings) under the executive officer’s Executive Salary Continuation Agreement prior to the freezing of the accrual of benefits under these agreements effective October 1, 2012, and thereafter under the Supplemental Executive Retirement Plan Agreements entered into in 2012, 2015, and 2016 and matching and profit-sharing contributions under the Company’s 401(k) plan (as well as health and disability insurance and other non-cash benefits similar to those of all employees of the Bank or Company). At times, these executive officers have also been awarded equity based compensation in the form of time vested stock options or, as was the case in 2016, cash-settled stock appreciation rights (“SARs”); however, the Personnel Committee and the Chief Executive Officer have historically focused on cash-based compensation that is currently paid out, using stock options and other equity-based awards primarily in connection with promotions or changes in duties. However, in 2016, the Company’s executive officers, including the Named Executive Officers, were granted stock options and/or cash-settled SARs. The Company utilizes the Executive Salary Continuation Agreements and the SERP Agreements (as defined below), each as described in more detail below, to provide for post-retirement or other post-termination payments to the Named Executive Officers. No member of the Personnel Committee served as an officer or employee of the Company or of any of its subsidiaries during 2016.

The overarching policy of the Personnel Committee and the Board of Directors in determining executive compensation, including the compensation of the Chief Executive Officer, is to attract and retain the highest quality talent to lead the Company and to reward key executives based upon their individual performance and the performance of the Bank and the Company. The Personnel Committee evaluates both performance and compensation to ensure that the Company and the Bank maintain their ability to attract and retain superior employees in key positions and that compensation packages provided to key employees remain competitive relative to the compensation paid to similarly situated executives of peer companies. The Personnel Committee believes that providing incentives to and rewarding the performance of the Company’s and the Bank’s executive officers enhances the profitability of the Company. To that end, the Personnel Committee believes that the compensation paid to the Company’s and the Bank’s executive officers should include base salary and a significant cash incentive opportunity designed to reward performance as measured against established goals. The Personnel Committee has not historically utilized equity-based compensation as a significant component of the compensation paid to the Named Executive Officers, but, as described above, utilized equity-based awards in 2016. The Personnel Committee may utilize equity-based awards more in the future in connection with, but not limited to, promotions or changes in duties.

Executive compensation programs impact all employees by setting general levels of compensation and helping to create an environment of goals, rewards and expectations. Because we believe the performance of every employee is important to our success, we are mindful of the effect of executive compensation and incentive programs on all of our employees.
Say on Pay Vote. At our 2014 Annual Meeting of Shareholders, we held our triennial shareholder advisory vote on the compensation of our Named Executive Officers and our shareholders overwhelmingly approved our fiscal year 2013 executive compensation program. Of the 3,983,914 votes cast, 3,926,953, or 98.6%, were cast in favor of approval. The Personnel Committee has considered the results of the vote on our 2013 executive compensation program and concluded that the shareholders support the Company’s compensation policies and procedures which the Personnel Committee believes provide a competitive pay-for-performance package that effectively incentivizes our Named Executive Officers and encourages long-term retention. The Company’s strong financial performance in fiscal year 2016 reinforces the Personnel Committee’s view that our executive compensation program is achieving its objectives, and the Board and the Personnel Committee made no significant changes to the program during the year other than the awards of long-term time-based vesting options and cash-settled SARs with the purpose of recruiting and retaining executive officers. The Personnel Committee will continue to consider shareholder views about our core compensation principles and objectives, including the results of the say-on-pay vote described elsewhere in this Proxy Statement, when determining executive compensation.
Base Salary. Each year the Personnel Committee reviews and approves a base salary for Mr. Clemons taking into account several factors, including prior year base salary, responsibilities, tenure, performance, salaries paid to chief executive officers of other financial institutions of a similar size in similar markets, the Bank’s overall pay scale, including retirement benefits payable to Mr. Clemons, and the Bank’s recent performance. Taking these factors into consideration, the Personnel Committee approved an increase of 4% to the 2016 base salary of Mr. Clemons when compared to 2015. In setting the base salaries of the other Named Executive Officers, the Personnel Committee considers the recommendations of Mr. Clemons, who makes his recommendations regarding these salaries based on the same factors as are considered by the Personnel Committee in setting Mr. Clemons’s base salary. Based on those criteria, the Personnel Committee approved a 4% increase to the 2016 base salary of Mr. Richerson and a 5% increase to the 2016 base salary of Mr. Whitaker, Mr. McDearman and Ms. Pominski.

Annual Cash Incentive. Messrs. Clemons, Richerson, Whitaker, and McDearman are eligible for an annual cash incentive, which we refer to as a bonus, pursuant to a percentage formula determined by the Board of Directors that is based upon the Company’s after tax earnings for the fiscal year. In 2016, Mr. Clemons was eligible for a cash incentive payment equal to 1.5% of the Company’s after tax earnings, while Mr. Richerson was eligible for a cash incentive payment equal to 1.15% of the Company’s after tax earnings. In total, Mr. Clemons and Mr. Richerson were paid cash incentive payouts totaling $380,485 and $291,705, respectively based on the performance of the Company in 2016. In 2016, Mr. Whitaker and Mr. McDearman were eligible for a cash incentive payment equal to .57% of the Company’s after tax earnings. In total, Mr. Whitaker and Mr. McDearman were each paid cash incentive payments totaling $144,584 based on the performance of the Company in 2016. Because Mr. Clemons’s, Mr. Richerson’s, Mr. Whitaker’s, and Mr. McDearman’s cash incentive awards are a percentage of the Company’s after tax earnings, the Company’s performance directly impacts the size of these payments. As the Company’s performance improves, the cash payments similarly increase.

Ms. Pominski was eligible for, and received, a cash incentive payment determined by the return on assets (“ROA”) performance of the Bank, which payment was calculated on a basis consistent with the Bank’s other employees other than Messrs. Clemons, Richerson, Whitaker, and McDearman whose cash incentive payments were calculated as described above. ROA is the quotient of the Company’s 2016 net earnings divided by the Company’s average assets for 2016. For 2016, the ROA targets and related cash incentive payouts as a percentage of the base salary of Ms. Pominski was 10.5% at 1.0 ROA, 11.5% at 1.15 ROA, 12.0% at 1.2 ROA, and 12.5% at 1.25 ROA. In 2016, the Bank’s ROA was 1.21%. The Personnel Committee and the Board of Directors approved the payout of a cash bonus totaling 12.0% of the base salary for Ms. Pominski, or $21,622.

During 2016, Ms. Pominski was also eligible to receive monthly cash payments of up to $2,000 under the Company’s cash-based incentive plan upon the attainment of certain Company and individual performance goals. For Ms. Pominski, these goals included income and expense controls and new product effectiveness. Incentives paid to Ms. Pominski in 2016 related to these performance goals totaled $24,000, which was 100% of the maximum amount that Ms. Pominski was eligible to receive in monthly cash payments under the Company’s cash-based incentive plan.

401(k) Plan and Profit Sharing Contributions. All employees, including executive officers participating in the Bank’s 401(k) Plan, receive a matching grant of $.35 from the Bank for each one dollar ($1) up to a maximum of 6% of the amount contributed each year by the employee to his or her 401(k) account. No employee was entitled to contribute more than $24,000 in 2016. The Bank historically has also contributed additional funds into each employee’s 401(k) account under a profit-sharing arrangement. During 2016, Messrs. Clemons, Richerson, Whitaker, McDearman and Ms. Pominski received contributions totaling $25,440, $25,440, $25,440, $25,440 and $21,743, respectively, as compared to $25,408, $25,408, $24,347, $24,687 and $20,513, respectively, in 2015.

Post-Termination Benefits. The Bank has entered into Executive Salary Continuation Agreements with certain of its senior executive officers, including Messrs. Clemons, Richerson, Whitaker and McDearman and Ms. Pominski, which agreements were amended on December 30, 2008, November 23, 2012, and on September 26, 2016. The Executive Salary Continuation Agreements were amended during 2008 to bring the agreements into compliance with the requirements of Internal Revenue Code Section 409A, along with simplifying the calculation of the benefits received at retirement. In

November 2012, each of the Named Executives Officers and the Bank entered into (i) an amendment to the Named Executive Officers’ Executive Salary Continuation Agreements (the “Frozen Plans”) which at the time froze future benefit accruals thereunder as of October 1, 2012 and (ii) the SERP Agreements for the benefit of the Named Executives Officers effective as of October 1, 2012 (the “2012 SERP Agreements”). On May 22, 2015, additional SERP Agreements were entered into with Messrs. Whitaker, McDearman, Richerson and Clemons and Ms. Pominski (the “2015 SERP Agreements” and together with the 2012 SERP Agreements, the “SERP Agreements”). On September 26, 2016, the Executive Salary Continuation Agreements were amended to extend the period of benefit payments regarding the Executives’ retirement following age 65 under the Executive Salary Continuation Agreements such that benefits payable thereunder will continue following 180 months of payments for the life of the recipient if the recipient is still alive when the 180th payment is made. The 2015 SERP Agreements were entered into on May 22, 2015 for the purpose of making the normal retirement benefit for all executives officers equal to 30% of base salary.

The Executive Salary Continuation Agreements and the SERP Agreements are unfunded arrangements maintained primarily to provide supplemental retirement benefits. The primary impetus for freezing the Executive Salary Continuation Agreements and establishing the 2012 SERP Agreements involved a net decrease in compensation expense for the Bank of approximately $1.9 million over the life of the Frozen Plans.

The Frozen Plans froze the accrual of benefits under the Executive Salary Continuation Agreements so that no additional benefits (including disability and death benefits thereunder) could be accrued under the Executive Salary Continuation Agreements, as amended, on or after October 1, 2012, and clarified that the frozen disability benefit under each of the Executive Salary Continuation Agreements, as amended, would be paid until the applicable Named Executive Officer’s normal retirement age at which time such benefit would be reduced to the normal retirement benefit provided for under the applicable Executive Salary Continuation Agreement, as amended, for the remaining benefit payment period for the normal retirement benefit. The 2016 amendments to the Executive Salary Continuation Agreements result in accruals again being made to fund the portion of the benefits payable thereunder as a result of normal retirement for the months following the 180th month.

The SERP Agreements were entered into to provide certain supplemental nonqualified pension benefits to the Named Executive Officers in coordination with the then freezing of the benefits under the executive’s Executive Salary Continuation Agreement. The SERP Agreements when combined with the Executive Salary Continuation Agreements, as amended, are designed to provide the Named Executive Officers with a targeted percentage of final salary for the remainder of each of the executive’s lives following their separation from service for normal or early retirement. The Bank purchased Flexible Premium Indexed Deferred Annuity Contracts in 2012 and 2015 to fund the benefits under the SERP Agreements and in 2016 to fund the benefits under the portion of the Executive Salary Continuation Agreements following 180 months of payments. The Executive Salary Continuation Agreements, as amended, and the SERP Agreements together provide for the payment of an annual cash benefit to each of the Named Executive Officers (or their beneficiaries) following the executive’s separation from service from the Bank under a variety of circumstances including both the executive’s voluntary termination of the executive’s employment with the Bank and the involuntary termination of the executive by the Bank without cause (except that the 2015 SERP Agreements do not provide for an early termination benefit). The payments are made partially from the Executive Salary Continuation Agreement, as amended, and partially from the SERP Agreements.

Upon a Named Executive Officer’s separation from service with the Bank for any reason other than death or disability after reaching age sixty-five (65), he or she is entitled to receive a percentage of his or her then current base salary from the Executive Salary Continuation Agreement, as amended, and the SERP Agreements payable in equal monthly installments for 180 months beginning the month following the month in which the executive’s retirement occurs. Following the end of the 180-month period, if the named Executive Officer’s employment was terminated as a result of normal retirement, this payment will continue for the remainder of the executive’s life. The targeted annual normal retirement benefit is a percentage of base salary payable to the Named Executive Officers in equal monthly installments upon such separation from service equal to 30% of his or her base salary for life commencing on the first full day of the month following the Named Executive Officer’s separation from service with the Bank. If the Named Executive Officer’s employment is terminated for any reason other than normal retirement, then payments under the Executive Salary Continuation Agreement will not extend beyond 180 months.

If a Named Executive Officer retires prior to reaching age 65, his or her retirement will be considered an “early retirement” under the Executive Salary Continuation Agreement, as amended, and the 2012 SERP Agreement if he or she has attained the age of 55 and has been continuously employed by the Bank for twenty (20) years. If a Named Executive Officer’s retirement qualifies as an “early retirement,” then he or she shall be entitled to receive a benefit equal to the executive’s then accrued balance under the Executive Salary Continuation Agreements, as amended, and the 2012 SERP

Agreement, payable in equal monthly installments for 180 months beginning the month following the month in which the executive’s early retirement occurs. In the case of early retirement, following the end of the 180-month period, the 2012 SERP Agreement will continue a portion of the early retirement payments for the remainder of the executive’s life. In the event that the Named Executive Officer separates from service with the Bank prior to his or her reaching age 65 for any reason other than death or disability or a change in control, the 2015 SERP Agreement for the Named Executive Officer will terminate and such executive will not be entitled to any of the benefits under the 2015 SERP Agreement. Each of Mr. McDearman and Ms. Pominski is entitled to an annual “early termination” benefit payable for 180 months under the Executive Salary Continuation Agreement and for life under the 2012 SERP Agreement if his or her employment is terminated for any reason other than death, disability or retirement by the executive’s voluntary action or by the Bank other than for cause. At December 31, 2016, this annual benefit was $2,525 and $2,558 under the Executive Salary Continuation Agreement for Mr. McDearman and Ms. Pominski, respectively, and was $1,277 and $2,303 under the 2012 SERP Agreement for Mr.McDearman and Ms. Pominski, respectively. These payments commence at normal retirement age under the Executive Salary Continuation Agreement and upon separation from service under the 2012 SERP Agreements. Each of Messrs. Clemons, Richerson, and Whitaker was eligible for early retirement as of December 31, 2016 and would not receive these “early termination benefits”.

In the event that a Named Executive Officer becomes disabled prior to reaching age 65, the Bank is obligated to pay to the executive an annual benefit equal to 60% of the Named Executive Officer’s base salary and bonus at the time of disability under the terms of the Executive Salary Continuation Agreement, as amended, and the 2012 SERP Agreement, payable in equal monthly installments until the Name Executive Officer’s 65th birthday. Following that date, the disability benefit under the Executive Salary Continuation Agreement and the 2012 SERP Agreement is reduced to the Named Executive Officer’s normal retirement benefit under the Executive Salary Continuation Agreement and the 2012 SERP Agreement for the number of months necessary for a total of 180 monthly payments to have been made to the Named Executive Officer. In addition, the Named Executive Officer is entitled to receive payment under the 2015 SERP Agreement in an amount equal to a percentage of his or her normal retirement benefit. The percentage of the Named Executive Officer’s normal retirement benefit payable is calculated based on the ratio of the account balance on the date of separation from service as a result of disability to the projected account balance at normal retirement age (65) multiplied by the amount payable at normal retirement age. This benefit will commence at normal retirement age and continue for the remainder of the Named Executive Officer’s life.

In the event that the Named Executive Officer dies before he or she has a separation from service with the Bank, his or her beneficiary is entitled to receive a payment equal to the amount of the liability that should at that time have been accrued by the Bank under generally accepted accounting principles for the Named Executive Officer under the Executive Salary Continuation Agreement and SERP Agreements, payable in a lump sum no later than thirty (30) days (or in the case of the 2015 SERP Agreement, 60 days) from the date of Named Executive Officer’s death. In addition, the Named Executive Officer’s beneficiary is entitled to receive under a split dollar life insurance arrangement (the “Split Dollar Benefit”) a death benefit the amount of which as of December 31, 2016 was approximately equal to $2,056,079, $1,221,136, $800,000, $458,000 and $335,000, in the case of Messrs. Clemons, Richerson, Whitaker and McDearman and Ms. Pominski, respectively. In the event that the Named Executive Officer dies after retirement benefit payments have commenced under the Executive Salary Continuation Agreement and SERP Agreements, but before he or she has received 180 monthly payments, the Bank will continue to pay the Named Executive Officer’s beneficiary those payments until a total of 180 monthly payments have been made to the Named Executive Officer and/or his or her beneficiary.

In the event there is a change in control of the Bank, the normal retirement benefit under the Executive Salary Continuation Agreements and SERP Agreements becomes fully vested and will be paid to the Named Executive Officer in equal monthly installments for the remainder of his or her life. A change in control will be deemed to have occurred if a “change in ownership,” a “change in the effective control,” or a “change in the ownership of a substantial portion of the assets” of the Bank occurs, as such terms are defined in Treasury Regulation §1.409A-3(i)(5) or any subsequent, applicable Treasury Regulation.
Additional Life Insurance Benefits. On April 14, 2014, the Bank entered into an Executive Survivor Income Agreement (the “Executive Survivor Income Agreement”), with each of Messrs. Whitaker and McDearman and Ms. Pominski and a Director Survivor Income Agreement (the “Director Survivor Income Agreement”) with each of Messrs. Clemons and Richerson. The Executive Survivor Income Agreements and the Director Survivor Income Agreements were entered into to encourage the Named Executive Officers to remain in service to the Bank by the Bank providing certain survivor income benefits to designated beneficiaries if the Named Executive Officer dies prior to the termination of his or her employment, in the case of Messrs. Whitaker and McDearman and Ms. Pominski, or service on the Bank’s Board of Directors in, the case of Messrs. Clemons and Richerson.

In the event that Messrs. McDearman and Whitaker or Ms. Pominski is removed from office with cause or Messrs. Clemons or Richerson is removed from the Board of Directors or any Named Executive Officer is permanently prohibited from participating in the Bank’s activities by an order of the Bank’s regulators, or terminated for “cause”, in each case prior to such person’s death, all obligations of the Bank under the Executive Survivor Income Agreement or Director Survivor Income Agreement, as applicable, shall terminate. Cause under these agreements means the Bank has terminated the Named Executive Officer’s employment or service on the Board of Directors, as applicable, for any of the following reasons: (i) gross negligence or gross neglect of duties; (ii) commission of a felony or of a gross misdemeanor involving moral turpitude; or (iii) fraud, disloyalty, or willful violation of any law or significant Bank policy committed in connection with the Named Executive Officer’s employment or service on the Board, as applicable, and resulting in an adverse effect on the Bank.
The amounts payable to the Named Executive Officers’ beneficiary under the Executive Survivor Income Agreements or the Director Survivor Income Agreement, as applicable, vary and, in some instances, are reduced based on the age of the Named Executive Officer at the time his or her employment or service on the Board of Directors is terminated. As of December 31, 2016, the amount payable under the agreements with each of the Named Executive Officers was $400,000. The Bank will pay the benefits due under the Executive Survivor Income Agreements and the Director Survivor Income Agreements from its general assets, but only so long as one of the Bank’s general assets is an enforceable life insurance policy on the Named Executive Officer’s life that was issued by Massachusetts Mutual Life Insurance Company and Midland National Life Insurance Company.

Automobile Allowance. In addition to the above-described compensation, the Company provided fuel allowances in 2016 of $1,529, $778, $1,996 and $1,659 for each of Messrs. Clemons, Richerson, Whitaker and McDearman, respectively.

2017 Base Salary Adjustment. For 2017, base salaries have been set at $450,259, $351,426, $251,273, $290,000 and $215,000 for Messrs. Clemons, Richerson, Whitaker and McDearman, and Ms. Pominski, respectively.

Section 162(m). Section 162(m) of the Code limits the Company’s ability to deduct certain compensation in excess of $1 million paid to the Company’s Chief Executive Officer and to certain of the Company’s other Named Executive Officers. This limitation does not apply to compensation that qualifies under applicable regulations as “performance-based.” The Company has not historically sought to qualify the Company’s annual cash incentive payments as performance-based compensation in light of the fact that the total compensation paid to the Company’s Named Executive Officers has not historically exceeded $1 million. Going forward, as the Named Executive Officers’ compensation increases, the Company’s Board of Directors and Personnel Committee will consider the deductibility limitations of Section 162(m) when establishing the Named Executive Officers’ compensation opportunities, but other considerations, such as providing the Company’s Named Executive Officers with competitive and adequate incentives to remain with the Company and increase the Company’s business operations, financial performance and prospects, as well as rewarding extraordinary contributions, will also significantly factor into the Board of Directors’ and Personnel Committee’s decisions. In this regard, the Personnel Committee and the Board of Director each believes that shareholder interests are best served if the Personnel Committee and Board of Directors each retains discretion and flexibility in awarding compensation to the Company’s Named Executive Officers, and the Personnel Committee and Board of Directors may from time to time approve payment of compensation that is outside the deductibility limitation of Section 162(m).

Personnel Committee Report On Executive Compensation

The Personnel Committee has reviewed and discussed the Compensation Discussion and Analysis (the “CD&A”) for the year ended December 31, 2016 with management. In reliance on the reviews and discussions referred to above, the Personnel Committee recommended to the Boards of Directors of the Company and the Bank, and each of the Boards of Directors has approved, that the CD&A be included in the proxy statement for the Annual Meeting.

J. Anthony Patton, Chairman
Jerry Franklin
William P. Jordan

The foregoing report of the Personnel Committee shall not be deemed incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this report by reference therein, and shall not otherwise be deemed filed under such acts.

Employment Agreements

The Company does not have employment agreements with any of its personnel, including the Named Executive Officers. However, the Company has entered into non-competition agreements with its Named Executive Officers and other employees, which would prevent such persons in most circumstances, from competing with the Bank for one (1) year following their termination. In addition, these persons are parties to Executive Salary Continuation Agreements, SERP Agreements and equity incentive plans, the benefits of which would cease to accrue upon the termination of the person’s employment with the Company or the Bank.

Potential Payments Upon Termination or Change in Control

For a discussion of the amounts payable under each of the Named Executive Officer’s Executive Salary Continuation Agreement and SERP Agreements in the event that a Named Executive Officer’s employment terminated on account of disability, retirement, death or early termination voluntarily by the executive in the case of Mr. McDearman and Ms. Pominski (who were not eligible for early retirement as of December 31, 2016) or by the Bank without cause in the case of each the Named Executive Officers see the discussion beginning on page 16 above.
The payment of benefits under the Executive Salary Continuation Agreements, as amended, is contingent on the Named Executive Officer not competing with the Bank for one (1) year after termination of employment. In the event there is a change in control of the Bank, the normal retirement benefit under the Executive Salary Continuation Agreements, as amended, and the SERP Agreements becomes fully vested without regard to the non-competition agreement and will be paid in equal monthly installments commencing thirty (30) days following the change in control and continuing for the remainder of the executive’s life. A change in control will be deemed to have occurred if a “change in ownership,” a “change in the effective control,” or a “change in the ownership of a substantial portion of the assets” of the Bank occurs, as such terms are defined in Treasury Regulation §1.409A-3(i)(5) or any subsequent, applicable Treasury Regulation.

At December 31, 2016, the accrual balance, vested balance for purposes of early retirement benefits, and percentage vested for purposes of early retirement benefits for each of the Named Executive Officers was as follows:

Named Executive Officer	Accrual Balance at December 31, 2016	Vested Balance at December 31, 2016	Percent Vested at December 31, 2016

J. Randall Clemons	$1,370,187	$1,370,187	100%
Elmer Richerson	1,081,708	1,081,708	100%
Gary Whitaker	307,445	276,814	100%
John McDearman(1)	55,515	—	—
Lisa Pominski(1)	67,125	—	—

(1) Neither Mr. McDearman no Ms. Pominski was eligible for early retirement as of December 31, 2016.

The Bank has purchased life insurance policies or other assets to provide the benefits payable to the Named Executive Officers and other executive officers that are a party to Executive Salary Continuation Agreements, as amended, and the SERP Agreements with the Bank. These insurance policies are the sole property of the Bank and are payable to the Bank. At December 31, 2016, the total liability of the Bank to the Named Executive Officers under the Executive Salary Continuation Agreements, as amended, and the SERP Agreements totaled $2,881,980 while the cash surrender value and face amount of the policies associated with these Named Executive Officers totaled approximately $7,152,308 and $10,339,321, respectively.

In the event that there was a change in control of the Company on December 31, 2016, all outstanding options and stock appreciation rights that were then unvested would have vested. At that date, Messers. Clemons, Richerson and Whitaker and Ms. Pominski held 4,100, 3,567, 2,183, and 1,916 unvested stock options and 7,500, 7,500, 3,750, and 3,750 unvested cash-settled SARs, respectively. In addition, at that date, Mr. McDearman held 5,666 unvested stock options. Accelerated vesting of stock option and cash-settled SARS amounts are calculated as the difference between the sales price of our Common Stock on December 31, 2016 (or the date closest to December 31, 2016) ($40.75 per share) and the respective exercise prices of in-the-money unvested stock options and cash-settled SARs. Therefore, the value of these unvested options and cash-settled SARs (the closing sales price less the exercise price) was $24,904, $18,273, $8,854, $9,533 and $9,786, respectively for Messers. Clemons, Richerson, Whitaker, McDearman and Ms. Pominski.

Had a Named Executive Officer died on December 31, 2016, his or her designated beneficiary would have been entitled to receive a payment of $400,000 from the Bank pursuant to the terms of the Named Executive Officer’s Executive Survivor Income Agreement or the Director Survivor Income Agreement, as applicable, and the Split-Dollar Benefit described above.

Had a Named Executive Officer been terminated on December 31, 2016, such officer would have received the full amount of his or her annual cash incentive payment earned for the year ended December 31, 2016. These amounts are reflected in the Summary Compensation Table below.

2016 Summary Compensation Table

The following table provides information as to annual, long-term or other compensation during the 2014, 2015 and 2016 fiscal years for Mr. Clemons, the Company’s Chief Executive Officer, Ms. Pominski, the Company’s Chief Financial Officer, and the three (3) most highly compensated executive officers of the Company or the Bank other than the Chief Executive Officer and Chief Financial Officer with total compensation over $100,000 for the year ended December 31, 2016.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($)(1) (f)	Non-Equity Incentive Plan Compen-sation ($) (g)	Change in Pension Value and Nonqualified Deferred Compen-sation Earnings(2) ($) (h)	All Other Compensation (3)(4)(5) ($) (i)	Total ($) (j)

J. Randall Clemons, President and Chief Executive Officer of the Company and Chief Executive Officer of the Bank	2016 2015 2014	$432,942 416,290 400,278	— — —	— — —	$128,822 — —	380,485 357,181 306,304	178,102 145,894 133,970	92,219 91,448 91,877	1,212,570 1,010,813 932,429

Lisa Pominski, Chief Financial Officer of the Company and the Bank	2016 2015 2014	180,873 171,600 157,200	— — —	— — —	64,411 — —	45,622 47,137 37,140	17,360 12,600 5,723	23,638 22,063 19,842	331,904 253,400 219,905

H. Elmer Richerson, President of the Bank and Executive Vice President of the Company	2016 2015 2014	337,910 324,913 312,416	— — —	— — —	128,822 — —	291,705 274,189 234,833	192,239 123,308 111,179	86,415 85,144 86,667	1,037,091 807,554 745,095

Gary Whitaker, Executive Vice President of the Bank	2016 2015 2014	243,954 232,337 225,570	— — —	— — —	64,411 — —	144,584 136,659 116,395	53,126 42,419 29,622	32,964 33,014 36,190	539,039 444,429 408,777

John C. McDearman III, Executive Vice President of the Bank	2016 2015 2014	263,510 250,000 225,570	— — —	— — —	59,222 — —	144,584 116,395 93,681	11,364 5,002 4,708	28,398 32,740 31,817	507,078 379,707 341,406
______________________

The amounts in the column captioned “Option Awards” reflect the aggregate grant date fair value of $11.84 per option and $13.23 per cash-settled SAR for awards of stock options and cash-settled SARs as of the date of grant in accordance with FASB ASC Topic 718, Compensation - Stock Compensation, based on an expected term of ten years for cash-settled SARS and an expected term of seven years for stock option awards. For a description of the assumptions used by the Company in valuing these awards for the fiscal year ended December 31, 2016, please see “Note 18 - Stock Option Plan” to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016. Each of Messrs. Clemons, Richerson and Whitaker and Ms. Pominski were granted 2,500, 2,500, 1,250 and 1,250 stock options in 2016, respectively, and 7,500, 7,500, 3,750 and 3,750 cash-settled SARs in 2016, respectively. Mr. McDearman was granted 5,000 stock options in 2016.

(1)	Represents the change in the actuarial present value of the accumulated benefit of the Executive Salary Continuation Agreements, as amended, and SERP Agreements.

(2)
Represents for fiscal year 2014 (i) the Company’s matching grants under the Company’s 401(k) Plan and contributions under the Company’s profit sharing plan in the amounts of $24,960 for Mr. Clemons; $18,279 for Ms. Pominski; $24,960 for Mr. Richerson; $23,842 for Mr. Whitaker; and $23,842 for Mr. McDearman; (ii) Board of Director fees for the Company of $27,600 and the Bank of $20,400 for each of Mr. Clemons and Mr. Richerson; (iii) auto and in the case of Mr. Clemons and Mr. Richerson fuel allowance in the amount of $5,546 for Mr. Clemons; $4,969 for Mr. Richerson; $7,800 for Mr. Whitaker; and $7,800 for Mr. McDearman, and (iv) the value of premiums paid in the amounts of $13,371, $1,562, $8,738, $4,548 and $1,098 for Mr. Clemons, Ms. Pominski, Mr. Richerson, Mr. Whitaker and Mr. McDearman, respectively, in relation to the Company's bank owned life insurance plan.

(3)
Represents for fiscal year 2015 (i) the Company’s matching grants under the Company’s 401(k) Plan and contributions under the Company’s profit sharing plan in the amounts of $25,408 for Mr. Clemons; $20,513 for Ms. Pominski; $25,408 for Mr. Richerson; $24,347 for Mr. Whitaker; and $24,687 for Mr. McDearman; (ii) Board of Director fees for the Company of $27,600 and the Bank of $20,400 for each of Mr. Clemons and Mr. Richerson; (iii) fuel allowance in the amount of $2,880 for Mr. Clemons; $1,920 for Mr. Richerson; $3,696 for Mr. Whitaker; and $2,880 for Mr. McDearman, and (iv) the value of premiums paid in the amounts of $15,160, $1,550, $9,816, $4,971 and $1,196 for Mr. Clemons, Ms. Pominski, Mr. Richerson, Mr. Whitaker and Mr. McDearman, respectively, in relation to the Company's bank owned life insurance plan.

(4)
Represents for fiscal year 2016 (i) the Company’s matching grants under the Company’s 401(k) Plan and contributions under the Company’s profit sharing plan in the amounts of $25,440 for Mr. Clemons; $21,743 for Ms. Pominski; $25,440 for Mr. Richerson; $25,440 for Mr. Whitaker; and $25,440 for Mr. McDearman; (ii) Board of Director fees for the Company of $27,600 and the Bank of $20,400 for each of Mr. Clemons and Mr. Richerson; (iii) fuel allowance in the amount of $1,529 for Mr. Clemons; $778 for Mr. Richerson; $1,996 for Mr. Whitaker; and $1,659 for Mr. McDearman, and (iv) the value of premiums paid in the amounts of $17,250, $1,895, $12,197, $5,528 and $1,299 for Mr. Clemons, Ms. Pominski, Mr. Richerson, Mr. Whitaker and Mr. McDearman, respectively, in relation to the Company's bank owned life insurance plan.

Grants of Plan-Based Awards for Fiscal 2016

The following table summarizes certain information regarding grants of plan-based awards to the Named Executive Officers in 2016:

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Under-lying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
(a)	(b)(5)	Threshold ($) (c)	Target ($) (d)(1)(2)(3)(4)	Maximum ($) (d)	Threshold ($) (f)	Target ($) (g)	Maximum ($) (h)	(#) (i)	(#) (j)(5)	($/Sh) (k)	(l)(6)
J. Randall Clemons	—	$—	380,485	—	—	—	—	—	—	—	—
	9/26/2016								7,500	40.25	99,211
	9/26/2016								2,500	40.25	29,611
Lisa Pominski	—	18,992	33,622	46,609	—	—	—	—	—	—	—
	9/26/2016								3,750	40.25	49,605
	9/26/2016								1,250	40.25	14,806
H. Elmer Richerson	—	—	291,705	—	—	—	—	—	—	—	—
	9/26/2016								7,500	40.25	99,211
	9/26/2016								2,500	40.25	29,611
Gary Whitaker	—	—	144,584	—	—	—	—	—	—	—	—
	9/26/2016								3,750	40.25	99,211
	9/26/2016								1,250	40.25	29,611
John C. McDearman III	—	—	144,584	—	—	—	—	—	—	—	—
	9/26/2016								5,000	40.25	59,222

(1)
Mr. Clemons and Mr. Richerson were eligible for a cash incentive payment equal to 1.5% and 1.15%, respectively, of the Company’s after tax earnings for fiscal 2016. Mr. Clemons and Mr. Richerson were paid cash incentive payments of $380,485 and $291,705, respectively, for the fiscal year ended December 31, 2016.

(2)
Mr. Whitaker and Mr. McDearman were eligible for a cash incentive payment equal to .57% of the Company’s after tax earnings for fiscal 2016. Mr. Whitaker and Mr. McDearman were each paid a cash incentive payment of $144,584 for the fiscal year ended December 31, 2016.

(3)
Ms. Pominski was eligible for a cash incentive payment determined by the ROA performance of the Bank in fiscal 2016. For fiscal 2016, the Bank’s ROA was 1.21%. Based on this ROA, Ms. Pominski was paid a cash incentive payment equal to 12.0% of her base salary, or $21,622.

(4)
Ms. Pominski was eligible to earn between $0 and $2,000 per month in cash based on the achievement of certain Company and personal goals related to income and expense controls and new product effectiveness. Ms. Pominski was paid $24,000, or 100% of the maximum amount she was eligible to earn under this plan for 2016.

(5)
Each of Messrs. Clemons, Richerson and Whitaker and Ms. Pominski were granted 2,500, 2,500, 1,250 and 1,250 stock options in 2016, respectively, and 7,500, 7,500, 3,750 and 3,750 cash-settled SARs in 2016, respectively. Mr. McDearman was granted 5,000 stock options in 2016. The stock options and cash-settled SARs vest in 20% increments on each anniversary for the first five (5) years of the ten (10) year term.

(6)
The amounts in the column (l) reflect the aggregate grant date fair value of $11.84 per option and $13.23 per cash-settled SAR for awards of stock options and cash-settled SARs as of the date of grant in accordance with FASB ASC Topic 718, Compensation - Stock Compensation. For a description of the assumptions used by the Company in valuing these awards for the fiscal year ended December 31, 2016, please see “Note 18 - Stock Option Plan” to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

Outstanding Equity Awards at 2016 Fiscal Year-End

The following table sets forth certain information with respect to outstanding equity awards at December 31, 2016.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
J. Randall Clemons	400	1,600	—	$28.31	01/01/2020	—	—	—	—
	—	7,500(2)	—	40.25	9/26/2026	—	—	—	—
	—	2,500(3)	—	40.25	9/26/2026	—	—	—	—
H. Elmer Richerson	—	1,067	—	28.31	01/01/2020	—	—	—	—
	—	7,500(2)	—	40.25	9/26/2026	—	—	—	—
	—	2,500(3)	—	40.25	9/26/2026	—	—	—	—
John C. McDearman III	667	666	—	30.19	06/01/2021	—	—	—	—
	—	5,000(3)	—	40.25	9/26/2026	—	—	—	—
Lisa Pominski	—	666	—	29.81	01/01/2021	—	—	—	—
	—	3,750(2)	—	40.25	9/26/2026	—	—	—	—
	—	1,250(3)	—	40.25	9/26/2026	—	—	—	—
Gary Whitaker	—	933	—	33.94	11/21/2023	—	—	—	—
	—	3,750(2)	—	40.25	9/26/2026	—	—	—	—
	—	1,250(3)	—	40.25	9/26/2026	—	—	—	—
______________________

(1)	The options that expire in 2020, 2021 and 2023 vest in 10% increments on each anniversary of the ten (10) year term.

(2)	Represents cash-settled SARs granted in 2016 that vest in 20% increments on each anniversary for the first five (5) years of the ten (10) year term.

(3)	Represents options granted in 2016 that vest in 20% increments on each anniversary for the first five (5) years of the ten (10) year term.

Option Exercises and Stock Vested for Fiscal 2016

The following table provides information related to options exercised for each of the Named Executive Officers during the 2016 fiscal year. The Company has not issued restricted stock or warrants to its Named Executive Officers. The Company granted cash-settled SARs to its Named Executive Offices in 2016 but none of those awards vested in 2016.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)(1)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
J. Randall Clemons	—	—	—	—
H. Elmer Richerson	266	2,910	—	—
John C. McDearman III	—	—	—	—
Lisa Pominski	134	1,265	—	—
Gary Whitaker	400	2,324	—	—

______________________

(1)	Represents the difference between the exercise price for the options exercised and the price at which the Company’s Common Stock last traded prior to the exercise of the option.

Pension Benefits for Fiscal 2016

The following table reflects information related to the Company’s Executive Salary Continuation Agreements and SERP Agreements with each of the Named Executive Officers:

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit (1) ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
J. Randall Clemons(2)	Executive Salary Continuation Agreement, as amended	29	765,849	—
	SERP Agreements	29	604,338	—
Lisa Pominski	Executive Salary Continuation Agreement, as amended	29	25,261	—
	SERP Agreements	29	41,864	—
H. Elmer Richerson(2)	Executive Salary Continuation Agreement, as amended	26	533,513	—
	SERP Agreements	26	548,195	—
Gary Whitaker(2)	Executive Salary Continuation Agreement, as amended	20	149,914	—
	SERP Agreements	20	157,531	—
John C. McDearman III	Executive Salary Continuation Agreement, as amended	18	24,936	—
	SERP Agreements	18	30,579	—

______________________

(1)
Amount represents the accrued liability balance at December 31, 2016. For more information see “Note 17 - Salary Deferral Plans” to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016. The Executive Salary Continuation Agreement for each of the Named Executive Officers was frozen as of October 1, 2012.

(2)	Messrs. Clemons, Richerson and Whitaker are currently eligible for early retirement under their Executive Salary Continuation Agreements, as amended, and the 2012 SERP Agreements.

For a more detailed discussion of these Executive Salary Continuation Agreements, as amended, and the SERP Agreements, see “Compensation Discussion and Analysis - Post-Termination Benefits” above.

DIRECTOR COMPENSATION

The Company’s directors are classified in three (3) classes, with directors in each class serving for three (3) year terms and until his successor has been duly elected and qualified. The Board of Directors of the Company also serves as the Board of Directors of the Bank. In 2016, each director received $2,300 per month for his services as a director of the Company. In addition, each director received $850 per month for his services as a director of the Bank and $450 for each committee meeting of the Bank he attended, not to exceed $1,700 per month, as a member of the various committees on which he serves. In addition, fees of $2,346 and $1,734 were paid to each of the directors of the Company and the Bank, respectively, for attendance at the Company and the Bank planning retreats held during 2016. Messrs. C. Bell and Comer received $400 per month for serving on the Advisory Board of the Smith County branches of the Bank. Mr. J. Bell received $400 per month for serving on the Advisory Board of the DeKalb County branches of the Bank. Mr. Jordan received $200 per month for serving on the Advisory Board of the Rutherford County branches of the Bank.

On April 14, 2014, the Bank entered into a Director Survivor Income Agreement with each of Messrs. Jack Bell, James Comer and James Patton, and on April 6, 2015, the Bank entered into a Director Survivor Income Agreement with Mr. Jordan (the “Outside Director Survivor Income Agreement”). The Outside Director Survivor Income Agreements were entered into to encourage Messrs. J. Bell, Comer, Jordan and J. Patton to remain in service to the Bank by the Bank providing certain survivor income benefits to those directors’ designated beneficiaries if he dies prior to the termination of his or her service on the Bank’s Board of Directors.

In the event that Messrs. J. Bell, Comer, Jordan, or J. Patton is removed from the Board of Directors or is permanently prohibited from participating in the Bank’s activities by an order of the Bank’s regulators, or his service on the Board of Directors is terminated for “cause”, in each case prior to such person’s death, all obligations of the Bank under the Outside Director Survivor Income Agreement shall terminate. Cause under these agreements means the Bank has terminated the Director’s service for any of the following reasons: (i) gross negligence or gross neglect of duties; (ii) commission of a felony or of a gross misdemeanor involving moral turpitude; or (iii) fraud, disloyalty, or willful violation of any law or significant Bank policy committed in connection with the director’s service on the Board of Directors and resulting in an adverse effect on the Bank.

The amounts payable to the Messrs. J. Bell’s, Comer’s, Jordan’s, or J. Patton’s survivors under the Outside Director Survivor Income Agreements vary and, in some instances, are reduced based on the age of the director at the time his or her service on the Board of Directors is terminated. As of December 31, 2016, the amount payable under the agreements with each of the directors was $400,000. The Bank will pay the benefits due under the Outside Director Survivor Income Agreements from its general assets, but only so long as one of the Bank’s general assets is an enforceable life insurance policy on the director’s life that was issued by Massachusetts Mutual Life Insurance Company and Midland National Life Insurance Company.

The following table sets forth certain information with respect to the fees paid or earned by the members of the Boards of Directors of the Company and the Bank for services in 2016:

Name(1) (a)	Fees Earned or Paid in Cash(2) ($) (b)	Stock Awards ($) (c)	Option Awards ($)(3) (d)	Non-Equity Incentive Plan Compen-sation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($)(4) (g)	Total ($) (h)

Charles Bell(2)	56,480	—	84,605	—	—	—	141,085
Jack W. Bell(2)	54,880	—	118,444	—	—	7,420	180,744
James F. Comer(2)	56,480	—	128,821	—	—	7,604	192,905
Jerry L. Franklin	52,080	—	84,605	—	—	—	136,685
John B. Freeman	52,080	—	84,605	—	—	—	136,685
William P. Jordan(2)	53,880	—	118,444	—	—	—	173,448
James Anthony Patton	52,080	—	118,444	—	—	7,212	177,736

______________________

(1)
Randall Clemons, the Company’s and the Bank’s Chief Executive Officer, and Elmer Richerson, the President of the Bank, are not included in this table as they are also Named Executive Officers of the Company and their compensation for service on the Boards of Directors of the Company and the Bank is reflected in the Summary Compensation Table above.

(2)
Includes fees for services as a director of both the Company and the Bank and includes fees for board meetings, committee meetings, and in the case of Messrs. C. Bell and Comer, $4,400 and $4,400, respectively, for service on the advisory boards of the Smith County branches of the Bank, and in the case of Mr. J. Bell, $2,800, respectively, for service on the advisory board of the DeKalb County branches of the Bank, and for Mr. Jordan $1,800 for service on the advisory board of the Rutherford County branches of the Bank.

(3)
The amounts in the column captioned “Option Awards” reflect the aggregate grant date fair value of $11.84 per option and $8.46 and $13.23 per cash-settled SAR for awards of stock options and cash-settled SARs as of the date of grant in accordance with FASB ASC Topic 718, Compensation - Stock Compensation based on an expected term of seven years for stock options and an expected term of four or ten years for cash-settled SAR awards, depending on the age of the director as the rewards accelerate upon retirement from the board. For a description of the assumptions used by the Company in valuing these awards for the fiscal year ended December 31, 2016, please see “Note 18 - Stock Option Plan” to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016. Each of Messrs. C. Bell, J. Bell, Franklin and Freeman was granted 10,000 cash-settled SARs in 2016. Each of Messrs. Jordan and Patton was granted 10,000 stock options in 2016. Mr. Comer was granted 2,500 stock options and 7,500 cash-settled SARs in 2016. Other than as described in this footnote (3), no director had any other stock awards or option awards outstanding at December 31, 2016, except for Messrs. Clemons and Richerson, whose outstanding awards are reflected in the Outstanding Equity Awards at Fiscal Year-End Table above.

(4)
Reflects the value of premiums paid in connection with the Director Survivor Income Agreements of $2,080 for Mr. J. Bell, $2,264 for Mr. Comer, $1,124 for Mr. Jordan, and $1,872 for Mr. Patton and health insurance premiums paid of $5,340 for Mr. J. Bell, Mr. Comer, and Mr. Patton.

Personnel Committee Interlocks and Insider Participation

During fiscal 2016, the Personnel Committee of the Board of Directors of the Bank was composed of Messrs. Franklin, Jordan and J.A. Patton, with Mr. J.A. Patton serving as the committee’s Chairman. None of these persons has at any time been an officer or employee of the Company or any of its subsidiaries. There are no relationships among the Company’s executive officers, members of the Personnel Committee or entities whose executives serve on the Board of Directors or the Personnel Committee that require disclosure under applicable regulations of the SEC.

No executive officer of the Company or the Bank has served as a member of the compensation committee of another entity, one of whose executive officers served on the Personnel Committee. No executive officer of the Company or the Bank has served as a director of another entity, one of whose executive officers served on the Personnel Committee. No executive officer of the Company or the Bank has served as a member of the compensation committee of another entity, one of whose executive officers served as a director of the Company or the Bank.

For a discussion of those officers and employees who participated in deliberations of the Board of Directors of either the Company or the Bank concerning executive officer compensation, see “Compensation Discussion & Analysis” above.

Certain Relationships and Related Transactions

Some directors and principal officers of the Company at present, as in the past, are customers of the Bank and have had and expect to have loan or deposit transactions with the Bank in the ordinary course of business. In addition, some of the directors and officers of the Bank are at present, as in the past, affiliated with businesses which are customers of the Bank and which have had and expect to have loan transactions with the Bank in the ordinary course of business. These loans or deposits were made in the ordinary course of business and were made on substantially the same terms, including interest rates and collateral, as those prevailing in the market at the time for comparable transactions with other parties. In the opinion of the Board of Directors, these loans do not involve more than a normal risk of collectability or present other unfavorable features.

During 2016, Jack Bell Builders was paid an aggregate of $1,361,000 by the Bank for repairs and maintenance of several of the Bank’s branch offices and the construction of a new branch location. This company is owned 100% by Jack Bell, a director of the Company and the Bank. The Building Committee makes recommendations to the Boards of Directors of the Company and the Bank on certain building projects for which Jack Bell Builders is given consideration. In such instances, the Board of Directors does not permit Mr. Jack Bell to participate in its discussions or cast a vote with respect to such building projects. Additionally, Mr. J. Bell is the son of Charles Bell, another director of the Company, and accordingly, Mr. C. Bell is similarly restricted from participating in the discussions of the Board of Directors or voting on any building project in which Jack Bell Builders has an interest.

Related party transactions between the Company or the Bank and the directors or executive officers are approved in advance by the Company’s or the Bank’s Board of Directors, as appropriate.

SHAREHOLDERS’ PROPOSALS AND OTHER MATTERS

Shareholders intending to submit proposals for presentation at the next Annual Meeting and inclusion in the Proxy Statement and form of proxy for such meeting should forward such proposals to J. Randall Clemons, Wilson Bank Holding Company, 623 West Main Street, Lebanon, Tennessee 37087. Proposals must be in writing and must be received by the Company prior to November 15, 2017 in order to be included in the Company’s Proxy Statement and form of proxy relating to the 2018 Annual Meeting of Shareholders. Proposals should be sent to the Company by certified mail, return receipt requested, and must comply with Rule 14a-8 of Regulation 14A of the proxy rules of the SEC.

For any other shareholder proposals to be timely (but not considered for inclusion in the Company’s Proxy Statement), a shareholder must forward such proposal to Mr. Clemons at the Company’s main office (listed above) prior to January 28, 2018.

GENERAL

In addition to solicitation by mail, certain directors, officers and regular employees of the Company and the Bank may solicit proxies by telephone, telegram or personal interview for which they will receive no compensation other than their regular salaries. The Company may request brokerage houses and custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of the Company’s Common Stock held of record by such persons and may reimburse them for their reasonable out-of-pocket expenses in connection therewith.

The Company’s 2016 Annual Report is mailed herewith. A shareholder may obtain a copy of the Company’s Annual Report to the SEC on Form 10-K for the year ended December 31, 2016 without charge by writing to Lisa Pominski, Wilson Bank Holding Company, 623 West Main Street, Lebanon, Tennessee 37087.

By order of the Board of Directors,

J. Anthony Patton
Secretary

Lebanon, Tennessee
March 10, 2017

Form of Proxy Card
 WILSON BANK HOLDING COMPANY
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
This proxy is solicited on behalf of the Board of Directors for the Annual Meeting to be held on April 11, 2017.
The undersigned hereby appoints Elmer Richerson and Lisa Pominski, or either of them, with full power of substitution, as proxies, and hereby authorizes them to vote, as designated, all shares of common stock of Wilson Bank Holding Company, held by the undersigned as of the close of business on February 6, 2017 at the Annual Meeting of Shareholders to be held Tuesday, April 11, 2017, at 7:00 p.m. (CDT), at the main office of Wilson Bank and Trust located at 623 West Main Street, Lebanon, Tennessee 37087, and any adjournment(s) thereof.

1.	ELECTION OF DIRECTORS

FOR all nominees listed below (except as marked to the contrary below)

Class I directors:

J. Randall Clemons
William P. Jordan
James Anthony Patton

Class III directors:

Robert H. Goodall, Jr.

Withhold authority to vote for all nominees;

Withhold authority to vote for the following nominee(s), write that nominee’s name on the line below:

2.	RATIFICATION OF MAGGART & ASSOCIATES, P.C. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017.
For    [            ]    Against     [            ]    Abstain    [            ]

3.	ADVISORY VOTE ON THE COMPANY'S EXECUTIVE COMPENSATION PROGRAM & PRACTICES
For    [            ]    Against     [            ]    Abstain    [            ]

4.	ADVISORY VOTE ON HOW FREQUENTLY THE COMPANY WILL HOLD FUTURE ADVISORY VOTES ON THE COMPANY'S EXECUTIVE COMPENSATION PROGRAM & PRACTICES
Annually    [            ]    Every Other Year     [            ]    Every Three Years    [            ]
In their discretion, the proxies are authorized to vote upon such business as may properly come before this meeting.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3 AND FOR EVERY THREE YEARS FOR PROPOSAL 4.

Signature	Date
Signature (if held jointly)	Date

Please sign exactly as your name appears on your share certificates. Each joint owner must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name as authorized. If a partnership, please sign in partnership name by an authorized person.
BE SURE TO MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ADDRESSED
POSTAGE PAID ENVELOPE PROVIDED